                                                                    Exhibit 10.9
                              MANAGEMENT AGREEMENT

     MANAGEMENT AGREEMENT, dated this 1st day of January, 1997 by and between Mercom, Inc., a Delaware corporation ("Mercom"), and C-TEC Cable Systems of Michigan, Inc., a Pennsylvania corporation or a subsidiary or affiliate thereof ("C-TEC").

     WHEREAS C-TEC owns and operates cable television systems serving over 150,000 subscribers in the state of Michigan. Mercom is also engaged in the ownership and operation of cable television systems serving approximately 40,000 subscribers, in the states of Michigan and Florida. C-TEC is desirous of managing the cable television systems and business operations of Mercom.
Mercom is desirous of retaining C-TEC to manage its cable television systems and business operations.

     In consideration of the mutual covenants contained herein, and other good and valuable consideration, the parties hereto hereby agree as follows:

     1.   Engagement of C-TEC; Power and Authority.  Mercom hereby engages C-
          -----------------------------------------
TEC, and C-TEC hereby accepts the engagement, to conduct, operate and manage the cable television systems and business operations (collectively, the "Business") of Mercom and each subsidiary which Mercom may from time to time own (the "Subsidiaries"). Such engagement shall vest in C-TEC the exclusive power and authority to conduct, operate and manage the Business of Mercom and the Subsidiaries; except, however, that such power and authority:

     a. shall not extend to the approval or authorization on behalf of Mercom of any corporate action which, pursuant to applicable law, requires the approval or authorization of the Board of Directors and/or the shareholders of Mercom;

     b. shall be limited to assisting the Board of Directors in carrying out its directives with respect to any action, suit, dispute, proceeding or investigation pending or threatened by or against Mercom or any Subsidiary as of the date hereof or occurring hereafter as a result of actions or omissions occurring prior to the date hereof but in either case only to the extent such action, suit, dispute, proceeding or investigation could reasonably be expected to have a material adverse effect on Mercom or any Subsidiary if resolved adversely to Mercom's or such Subsidiary's interests; and

     c. shall be subject to the general policies and supervision of the Board of Directors of Mercom as may be required for the Board of Directors to perform its fiduciary obligations.

     d. shall be subject to the prior review and approval of the Affiliate Transactions Review Committee ("ATRC") with respect to the following matters:

         i) Invoices for services rendered by C-TEC personnel not included in the Management Fee will be transmitted to Mercom on a monthly basis and approved by ATRC on a quarterly basis. These invoices will be paid by Mercom within 30 days of receipt of said invoice.

     2.  Management Standards.  C-TEC shall use its best efforts to carry out
         ---------------------
its duties hereunder and shall cause its employees or the employees of its affiliated companies to devote such time and activity as C-TEC shall deem necessary for the effective conduct, operation and management of the Business of Mercom and its Subsidiaries.

     3.  Term.  The initial term of this Agreement shall be from January 1, 1997
         -----
until December 31, 1999. At the expiration of the initial term or any renewal term, this Agreement shall be automatically extended for two years unless either party has given the other party at least six months prior notice of non-renewal.

     4.  Duties and Authority.  In carrying out its duties on behalf of Mercom
         ---------------------
hereunder, C-TEC and its employees shall, subject to Section 1 hereof, have the power and authority, without the Mercom Board of Directors' prior approval, to do those things necessary or, in C-TEC's judgment, appropriate to conduct, operate and manage the Business including, without limitation, the power and authority inter alia to:

     a. direct, endorse and deposit all checks and other funds, as well as collect revenues, and take such other actions (including the establishment of Mercom bank accounts with signatories designated by C-
         TEC) regarding the collection and handling of checks and other funds owed, owned or held by or on behalf of Mercom;

     b. produce checks and pay all obligations of Mercom (by check or otherwise), including without limitation normal operating expenses, extraordinary expenses, required interest and principal payments on debt, and obligations owed C-TEC hereunder;

     c. negotiate or renegotiate and execute business contracts for the purchase, lease, license or operation of the Mercom cable television systems, and for the ordinary conduct of Mercom's business operations;

     d. subject to Section 1 hereof, resolve contractual and other disputes which may arise in the ordinary course of Mercom's business;

     e. retain attorneys, engineers, consultants and other professionals (but not Mercom's independent auditors). Retainment of said attorneys, engineers, consultants and other professionals will be only sought when absolutely necessary for proper conduct of business and the services required cannot be provided by C-TEC's cable operations staff. The retainment of attorneys, engineers, consultants and other professionals will be based on cost and expertise. Qualified staff employees of C-TEC's affiliate companies may be retained to provide said services and said retainment will be governed by the provisions set forth in Section 10.

     f. establish and maintain books and records to enable financial statements to be prepared, as and when required, in accordance with generally accepted accounting principles;

     g. prepare, or cause to be prepared, and file reports and other documents in accordance with applicable federal and state securities laws;

     h. prepare, or cause to be prepared, and file all periodical and other required reports of other governmental and regulatory agencies, including tax returns, and perform all related administrative functions;

     i. perform all aspects of managing the daily operation of the Mercom cable television systems, including without limitation, engaging, instructing and supervising all personnel necessary in the judgment of C-TEC and establishing and maintaining all records relative to the operation of the systems;

     j. select and price all services provided or to be provided to customers of Mercom's cable television systems;

     k. arrange for installation of equipment and service to any home within Mercom's service area including any area not currently built;

     l. oversee all advertising, marketing and sales and public relations programs, engage and appoint advertising, marketing and public relations agencies and consultants;

     m. execute all instruments of any kind or character which, in C-TEC's discretion, shall be deemed necessary or appropriate in connection with the conduct, operation and management of the Business;

     n. hire and dismiss Mercom personnel (other than executive officers elected by the Board who are not employees of C-TEC or its affiliated companies) employed in the operation of the Business;

     o. determine the compensation (including fringe benefits other than qualified plans) for Mercom employees, except for those employees or officers of Mercom who are employees of C-TEC Corporation or any of its subsidiaries or affiliates;

     p.  oversee negotiations of all collective bargaining agreements, if any;

     q.  oversee administrations of all qualified benefit plans, if any;

     r. maintain a continuing liaison with federal, state and local government officials regarding the leases and other rights and licenses for the cable television systems which require periodic review and renegotiation; and

     s. renew and re-negotiate all franchise agreements relative to Mercom's cable television systems.

     t.  renew and re-negotiate all F.C.C. licenses and copyrights.

     5.  Access.  C-TEC shall have full and unrestricted access to all books and
         -------
         records of Mercom and its Subsidiaries, including without limitation:

     a.  All contracts, agreements, governmental and regulatory filings;

     b. All accounting documentation including financial statements, books and records, audit reports, Securities and Exchange Commission ("SEC") filings and other documents;

     c.  All tax returns, both federal and state, and related schedules;

     d. All debt agreements or instruments, including pledge and security agreements and related documents;

     e. All customer lists, billing records and histories, accounts receivable record and other reports used in connection with the operation of Mercom's cable television systems;

     f.  All minute books;

     g.  All personnel records;

     h. All files relative to both pending and threatened litigation or proceedings, including management's assessment of liability;

     i. All franchise documents and other governmental authorizations relative to Mercom's cable television systems, including master antenna agreements and agreements with multiple development operators; and

     j. A complete list of all real property owned or leased and a detailed schedule of fixed assets.

     6.  Confidentiality.  Any confidential or proprietary information,
         ----------------
including technical information, business records and other similar or related information, concerning Mercom and its Subsidiaries which C-TEC receives from Mercom in the course of performing its engagement hereunder will be maintained in confidence by C-TEC to the same extent that would be required if C-TEC were a director of Mercom. This provision will survive the termination of this Agreement for any reason whatsoever.

     7.  Mercom Executive Officers and Employees; C-TEC Employees.  C-TEC will
         ---------------------------------------------------------
from time to time recommend to Mercom's Board of Directors individuals to serve in one or more capacities as executive officers of Mercom, including without limitation the President, Executive Vice President, Treasurer and Secretary. Subject to Section 1 hereof, the compensation of employees of Mercom, whether hired by C-TEC on behalf of Mercom or otherwise, shall be the sole responsibility of Mercom. Subject to Section 10 hereof, the compensation of employees of C-TEC shall be the sole responsibility of C-TEC.

     8.  Management Fee.  As compensation for C-TEC's engagement hereunder,
         ---------------
Mercom will pay C-TEC a reasonable management fee for each calendar month, or part thereof, of each term this Agreement is in effect. The annual management fee payable to C-TEC will be the greater of $500,000 or an amount equal to a percentage of Mercom's annual revenue (annual revenue shall be defined for the purpose of this calculation to include all gross charges to customers for basic cable services, premium cable services, pay per view service, installation, line extensions, long drops, commissions, advertising revenue and any other revenue received by Mercom related to the provision of CATV services) based on the following fee schedule plus any incentive fees payable to C-TEC as set forth in
Section 9 of this Agreement (Incentive Management Fee).


       Revenue                                     Management Fee
       -------                                     --------------
From $0             to $10,000,000                       5%
From $10,000,001 to $15,000,000                          4 3/4%
From $15,000,001 to $17,500,000                          4 1/2%
From $17,500,001 to $20,000,000                          4 1/4%
From $20,000,001 and above                                 4%

     The minimum management fee of $41,666.66 will be payable to C-TEC on the 15th day of each month commencing in January, 1997. At the end of each quarter (March 31, June 30, September 30 and December 31), any balance due to C-TEC pursuant to the formula set forth above will be calculated and paid to C-TEC by the 20th day of the following month.

     9.  Incentive Management Fee.  As an incentive to C-TEC to manage Mercom's
         ------------------------
cable systems in the most efficient manner possible, C-TEC will be entitled to earn an annual incentive management fee equal to twenty-five percent (25%) of any improvement in Mercom's EBIDAT in excess of the $5,000,000.00 base EBIDAT figure to be use in the incentive management fee calculations. The base EBIDAT figure will not be changed during the term of this agreement except to the extent that any sale or acquisition of assets requires that an adjustment be made. If such a sale or acquisition occurs, the base EBIDAT figure will be decreased or increased, as appropriate, in the amount of the budgeted EBIDAT or said system which was acquired or disposed of. The incentive management fee set forth above will be calculated in the above manner for the term of the agreement.

     a. Costs excluded from calculating EBIDAT in making the Incentive Management Fee calculations shall include:

       - Costs related to any corporate reorganization of Mercom deemed necessary by Mercom's Board of Directors; and
       - Costs related to any restructuring of Mercom's debt as deemed necessary by Mercom's Board of Directors; and
       - Costs related to any special audit or investigation requested by Mercom's Board of Directors, taxing authorities or regulatory authorities; and
       - Costs related to the sale or other disposition of any of its cable operations; and
       -  Amount of Incentive Management Fee paid to C-TEC

      b. The effect on EBIDAT by the sale or acquisition of any cable system by Mercom during the term of the Management Agreement is specifically excluded from the calculation of the Incentive Management Fee. C-TEC and Mercom agree to adjust the base Management Fee and Incentive Management Fee as appropriate should the acquisition or sale of cable systems materially increase or decrease C-TEC management's responsibilities hereunder.

      c. The Incentive Management Fee will be calculated by C-TEC on an annual basis and submitted to Mercom for payment within 60 days following the end of each fiscal year. Said fees will be due and payable to C-TEC within 30 days thereafter.

     10. Allocation of Costs;  Mercom's Own Costs.  It is anticipated that in
         ----------------------------------------
the course of performing its engagement hereunder, C-TEC will provide services of its or its affiliated companies' personnel on behalf of Mercom or its subsidiaries in the areas of law, accounting, finance, treasury, cash management, internal audit, risk insurance, tax returns and other governmental or regulatory reporting, labor and personnel administration, public relations, or other support services. The provision of these services will be included as part of the Management Fee and C-TEC will no longer allocate and charge the loaded labor rate of such personnel to Mercom or its Subsidiaries, as the case may be. All operating expenses (as contrasted to management expenses) of Mercom and its Subsidiaries shall remain the sole responsibility of Mercom and its Subsidiaries, and C-TEC shall have no responsibility therefor. However, to the extent such expenses are paid by C-TEC or any of its affiliated companies, Mercom or its Subsidiaries, as the case may be, shall reimburse C-TEC or its affiliated company, as the case may be, within 30 days of receipt of invoice.

     11.  Termination Fee.  If this Agreement is terminated by Mercom for any
          ----------------
reason (whether upon notice prior to the end of the initial term or any renewal term or otherwise) without C-TEC's consent, Mercom shall, in recognition of the significant ongoing costs incurred by C-TEC and the substantial costs incurred to date by C-TEC in connection with its performance of previous management services to Mercom, pay C-TEC a termination fee of an amount equal to the Management fee earned by C-TEC hereunder for the preceding twelve months immediately prior to termination. However, if C-TEC undergoes a change of control which results in the majority of its board of directors or management being replaced by non-affiliated directors or management, the above Termination Fee will not be applicable. C-TEC agrees to provide management services for up to three months following written notice of termination, if requested to do so by Mercom. After the three month period, no further management services will be provided by C-TEC. The above Termination Fee will be due and payable to C-TEC within 30 days of notice of termination by Mercom.

     12.  Representation and Warranties.  C-TEC and Mercom each represent and
          ------------------------------
warrant to the other as follows:

       a. It is a corporation duly organized validly existing and in good standing under the laws of the State of Pennsylvania, in the case of C-TEC, and the State of Delaware, in the case of Mercom, and has a requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

       b. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action. This agreement has been duly executed and delivered and constitutes a valid and binding obligation enforceable against it in accordance with the Agreement's terms;

       c. The execution and delivery of this Agreement and the performance of its obligations hereunder do not require it to obtain any consent, approval or action of or make any filing with or give any notice to any corporation, person or firm or any public, governmental or judicial authority (except for filings with the National Association of Securities Dealers, Inc. ("NASD") and the SEC; and

       d. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not (i) violate any provision of its Certificate of Incorporation or By-Laws, (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (whether after the giving of notice or lapse of time or both) a default under any contract or other agreement to which it is a party or by or to which it or any of its assets or properties may be bound or subject the impact of which, singly or in the aggregate, would have a material adverse effect on its business, financial condition or results of operations, (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against or binding upon any agreement with or condition imposed by any governmental or regulatory body binding upon it or its securities, assets or business; or (iv) violate any statute, law or regulation of an jurisdiction as such statute, law or regulation relates to it (except for filings with the NASD and the SEC).

Mercom further represents and warrants that it has timely filed all appropriate federal and state tax returns and SEC filings as are required by law and that Mercom is in compliance with all requirements of the Internal Revenue Code, the Michigan Department of Revenue and Securities and Exchange Act as of
December 31, 1996. Such reports or documents do not contain any materially false statement or any misstatements of any material fact and do not omit to state any fact necessary to make the statements set forth therein not misleading in any material respect.

     13.  Indemnification.  Because C-TEC will be acting on behalf of Mercom in
          ---------------
connection with the Agreement, Mercom will indemnify and hold harmless C-TEC and the directors, offices, employees (including C-TEC's employees who are elected executive officers of Mercom) and controlling persons of C-TEC and each affiliated company of C-TEC (C-TEC and each such other person or entity being herein referred to as an "indemnified party") from and against any and all losses, claims, damages and liabilities, joint or several (including all expenses, such as fees and disbursements of counsel, reasonably incurred by an indemnified party) to which each indemnified party may become subject as a result of, caused by or arising out of the indemnified party acting on behalf of Mercom in connection with this Agreement, except to the extent that such loss, claim, damage or liability results from the gross negligence or illegal act of the indemnified part acting on behalf of Mercom in connection with this Agreement. The provisions of this Section shall survive the termination of this Agreement for any reason whatsoever.

     14.  Notices.  All notices given by any party to any other party under this
          -------
agreement shall be in writing, sent by registered or certified mail, postage prepaid, addressed as follows (or to such other address as a party may specify in such a notice to all other parties):

C-TEC:         CCS of Michigan, Inc.
               105 Carnegie Center
               Princeton, New Jersey  08540
               Attention:   John J. Gdovin
                            Executive Vice President

               With a copy to:

               Raymond B. Ostroski, Esquire
               Executive Vice President and General Counsel
               C-TEC
               105 Carnegie Center
               Princeton, New Jersey 08540

Mercom:        Mercom, Inc.
               105 Carnegie Center
               Princeton, New Jersey  08540
               Attention:   Michael J. Mahoney
                            President

               With a copy to:

               John D. Filipowicz, Esquire
               Vice President and Assistant General Counsel
               C-TEC
               105 Carnegie Center
               Princeton, New Jersey 08540

     15.  Miscellaneous Provisions.
          ------------------------

     a. Without the consent of Mercom, C-TEC may not assign this Agreement or its rights, duties or obligations hereunder to any person or entity, other than an affiliate or subsidiary of C-TEC or an entity which is an experienced operator of cable television systems within a radius of 500 miles from Mercom's cable properties. This Agreement may not otherwise be assigned by any party hereto without the consent of the other party.

     b. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     c. The section headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

     d. This Agreement represents the entire agreement among the parties relating to the subject matter hereof.

     e. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

     f. This Agreement shall be construed in accordance with and government by the laws of the State of Delaware.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of the parties hereto by their respective duly authorized officers as of the date first above written.
                                          MERCOM, INC.


                                          By: /s/ Michael J. Mahoney
                                             ---------------------
                                             Michael J. Mahoney
                                             President

                                          C-TEC CABLE SYSTEMS OF MICHIGAN, INC.



                                          By: /s/ John J. Gdovin
                                             ---------------------
                                             John J. Gdovin
                                             Executive Vice President


Approved by the Affiliated
Transactions Review Committee
of Mercom, Inc.

By:  /s/ Harold J. Rose           3/10/97
     ----------------            -------------
     Harold J. Rose              Date
     Chairman